Exhibit 99.1

VERNAL CAPITAL ACQUISITION CORP. ANNOUNCES PRICING OF $100 MILLION INITIAL PUBLIC OFFERING

NEW YORK, May 5, 2026 – Vernal Capital Acquisition Corp. (NYSE: VECA) (“Vernal”) announced the pricing of its initial public offering (the “IPO”) of 10,000,000 units at $10.00 per unit. The units are expected to trade on the New York Stock Exchange (“NYSE”) under “VECAU” beginning May 6, 2026. Each unit consists of one ordinary share and one right to receive one-fourth of one ordinary share upon consummation of an initial business combination. Upon separate trading, the ordinary shares and rights are expected to be listed on NYSE under "VECA" and "VECAR," respectively.

D. Boral Capital LLC is acting as sole book-running manager of the offering. The underwriters have a 45-day option to purchase up to 1,500,000 additional units to cover any over-allotments. The offering is expected to close on May 7, 2026, subject to customary closing conditions.

A registration statement for these securities was declared effective by the SEC on May 5, 2026. The offering is made only by means of a prospectus. Copies of the prospectus may be obtained, from D. Boral Capital LLC, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 970-5150 or by email at dbccapitalmarkets@dboralcapital.com.

This press release shall not constitute an offer to sell or to buy, nor shall there be any sale where such offer, solicitation or sale would be unlawful prior to registration or qualification under the applicable securities laws.

About Vernal

Vernal is a blank check company formed to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Vernal’s target search will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements regarding Vernal’s IPO. These statements are subject to risks and uncertainties that could cause actual results to differ materially. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, beyond Vernal’s control, including those in the Risk Factors section of Vernal’s registration statement filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Vernal disclaims any obligation to release publicly updates or revisions to any forward-looking statements to reflect any change in Vernal's expectations, except as required by law.

Contact

Binghan Yi, CFO

binghan@vernal.com